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                                                                    EXHIBIT 12

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                                   DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                              COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                                                         For the Years Ended June 30,
                                                                         ----------------------------
                                                       2002            2001            2000           1999             1998
                                                       ----            ----            ----           ----             ----

Earnings:
  Net Income                                       $ 3,636,713     $  3,635,895    $ 3,464,857    $ 2,150,794      $ 2,451,272
  Provisions for income taxes                        2,249,500        2,232,500      2,068,500      1,239,100        1,401,000
  Fixed charges                                      4,781,757        5,116,965      4,754,731      4,534,936        4,348,498
                                                   -----------     ------------    -----------    -----------      -----------
     Total                                         $10,667,970     $ 10,985,360    $10,288,088    $ 7,924,830      $ 8,200,770
                                                   ===========     ============    ===========    ===========      ===========

Fixed Charges:
  Interest on debt                                 $ 4,620,597      $ 4,955,805    $ 4,593,571    $ 4,373,776      $ 4,223,946
  Amortization of debt expense                         161,160          161,160        161,160        161,160          124,552
                                                   -----------     ------------    -----------    -----------      -----------
                                                   $ 4,781,757      $ 5,116,965    $ 4,754,731    $ 4,534,936      $ 4,348,498
                                                   ===========      ===========    ===========    ===========      ===========

Ratio of Earnings to Fixed Charges:
  Actual                                                 2.23x            2.15x          2.16x          1.75x            1.89x

Pro Forma:
  Actual fixed charges                               4,781,757

  Pro forma interest on debt to be
    sold, assuming a rate of 7.25%                   1,450,000

  Actual interest on debt to be retired             (1,338,618)

  Pro forma fixed charges                            4,893,139

  Pro forma ratio of earnings
    to fixed charges                                     2.20x

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